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                             HILTON HOTELS CORPORATION

                            7.375% Senior Notes due 2002

                                        and

                              7% Senior Notes due 2004



                            FIRST SUPPLEMENTAL INDENTURE

                                        to

                        Indenture dated as of April 15, 1997






                      BY AND AMONG HILTON HOTELS CORPORATION,
                      PARK PLACE ENTERTAINMENT CORPORATION AND
                         BNY WESTERN TRUST COMPANY, TRUSTEE

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                            FIRST SUPPLEMENTAL INDENTURE

          This First Supplemental Indenture (the "Supplemental Indenture') to the Indenture dated as of April 15, 1997 (the "Indenture") between Hilton Hotels Corporation, a Delaware corporation ("Hilton") and BNY Western Trust Company, as Trustee (the "Trustee"), is entered into this 31st day of December, 1998, by and among Hilton, the Trustee and Hilton's indirect wholly-owned subsidiary, Park Place Entertainment Corporation, a Delaware corporation ("Park Place").

          WHEREAS, pursuant to the Indenture, Hilton may issue debt securities in one or more series from time to time;

          WHEREAS, Hilton has outstanding $300 million aggregate principal amount of 7.375% Senior Notes due 2002 (the "2002 Notes"), issued pursuant to the Indenture, as supplemented by terms established pursuant to a Board Resolution (as defined in the Indenture) adopted on May 28, 1997 and set forth in an Officer's Certificate (the "2002 Officer's Certificate" and, together with the Indenture, the "2002 Indenture"), and $325 million aggregate principal amount of 7% Senior Notes due 2004 (the "2004 Notes" and, together with the 2002 Notes, the "Notes"), issued pursuant to the Indenture, as supplemented by terms established pursuant to a Board Resolution adopted on July 17, 1998 and set forth in an Officer's Certificate (the "2004 Officer's Certificate" and, together with the Indenture, the "2004 Indenture") (the 2002 Indenture and the 2004 Indenture being referred to collectively herein as the "Indentures");

          WHEREAS, Hilton plans to declare a special dividend consisting of the distribution (the "Distribution") to holders of its outstanding shares of common stock, par value $2.50 per share, on a one-for-one basis, of all the outstanding shares of common stock, par value $.01 per share, of Park Place;


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          WHEREAS, in connection with the Distribution, Hilton and Park Place have entered into a Debt Assumption Agreement of even date herewith (the "Park Place Debt Assumption Agreement"), pursuant to which Hilton and Park Place have agreed, among other things, to effect certain amendments to the Indentures that do not adversely affect the rights of Holders (as defined in the Indentures) of Notes;

          WHEREAS, pursuant to Sections 11.01(2) and (11) of the Indenture, Hilton and the Trustee may enter into a supplemental indenture without the consent of any Holder of Notes to add to the covenants of the Company or to make any change that does not adversely affect the interests of the Holders of Notes in any material respect;

          WHEREAS, pursuant to the Park Place Debt Assumption Agreement, Park Place has agreed to assume the payment obligations under the Notes (but not obligations under any other debt securities issued or to be issued pursuant to the Indentures);

          NOW THEREFORE, pursuant to Section 11.01 of the Indentures, the parties hereby amend the Indentures, but only with respect to the Notes, as follows:

          SECTION 1.  CAPITALIZED TERMS.

          All capitalized terms used herein, and not defined herein, shall have the meanings ascribed to them in the Indentures.

          SECTION 2.  DEFINITIONS.

          (a)  The following defined terms shall be added to Section 1.01 of the
Indentures:

          1.01 of the Indentures:

          "PARK PLACE" means Park Place Entertainment Corporation, a Delaware corporation.

          "2002 NOTES" has the meaning set forth in the recitals.


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          "2004 NOTES" has the meaning set forth in the recitals.

          "2002 INDENTURE" has the meaning set forth in the recitals.

          "2004 INDENTURE" has the meaning set forth in the recitals.

          "INDENTURES" has the meaning set forth in the recitals.

          "DISTRIBUTION" has the meaning set forth in the recitals.

          "PARK PLACE DEBT ASSUMPTION AGREEMENT" has the meaning set forth in the recitals.

          "PARK PLACE PAYMENT OBLIGATIONS" has the meaning set forth in
Section 3.

          SECTION 3.  PARK PLACE COVENANTS.

          A new Article 12A regarding additional covenants of Park Place and Hilton shall be added to the Indentures with respect to the Notes immediately following Article 12 of the Indenture, as follows:

                                 "ARTICLE TWELVE A

                                ADDITIONAL COVENANTS

               Section 12A.01.  PARK PLACE PAYMENT OBLIGATIONS.

               Park Place assumes responsibility for, and agrees to pay, one hundred percent (100%) of the amount of each payment required to be made by Hilton to Holders of Notes pursuant to the terms of the Indentures and the Notes with respect to the principal of (and premium, if any) and interest on the Notes (the "Park Place Payment Obligations").

               Section 12A.02.  HILTON OBLIGATIONS.

               Notwithstanding the foregoing assumption by Park Place, Hilton retains responsibility for all of its obligations under the Indentures and the Notes including,


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     without limitation, the obligation to make payment of the Park Place
     Payment Obligations in the event Park Place fails to make any such payments in accordance with Section 12A.01. The assumption by Park Place of the Park Place Payment Obligations shall not limit or affect the rights of the Trustee or the Holders of Notes under Article 5 of the Indentures to take action against Hilton if an Event of Default occurs under the Indentures.

               Section 12A.03.  MANNER OF PAYMENT.

               Park Place shall satisfy the Park Place Payment Obligations on the dates and in the manner provided in the Indentures with respect to Hilton's payment obligations under the Notes.

               Section 12A.04.  COMPENSATION AND REIMBURSEMENT.

               The obligations of Hilton under Section 6.07 of the Indenture shall apply to Park Place with the same force and effect as such obligations apply to Hilton with respect to the administration of the Indentures with respect to the Notes (provided that Park Place's obligations under this Section 12A.04 shall not include indemnity payments solely attributable to a breach or alleged breach by Hilton of its obligations under the Indentures, which payments shall be the sole responsibility of Hilton)."

          SECTION 4.  DEFAULTS AND REMEDIES AGAINST PARK PLACE.

          A new Article 5A regarding remedies against Park Place shall be added immediately following Article 5 of the Indenture as follows:


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                                    "ARTICLE 5A

                             REMEDIES AGAINST PARK PLACE

               Section 5A.01. LIMITATION ON ACTION. The rights to and limitations on action against Hilton set forth in Article 5 shall also apply to any action against Park Place for the enforcement of the Park Place Payment Obligations; without limiting the generality of the foregoing, the Trustee shall be permitted to pursue a remedy against Park Place for collection of the Park Place Payment Obligations only under such circumstances as would enable the Trustee under Article 5 to pursue such remedy against Hilton."

          SECTION 5. MISCELLANEOUS. A new Article 1A shall be added immediately following Article 1 of the Indenture as follows:

                                    "ARTICLE 1A

                        MISCELLANEOUS PROVISIONS APPLICABLE

                                    TO PARK PLACE

               Section 1A.01 TIA COMPLIANCE. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this Supplemental Indenture by the TIA, the required provision shall control.

               Section 1A.02. NOTICES. Copies of any notice that Hilton delivers to, or receives from, the Paying Agent, the Registrar, the Trustee, or the Holders of Notes pursuant to the terms of the Indentures shall, promptly after such notice is delivered or received, be delivered by Hilton to Park Place. Copies of any notice that the Trustee is required to deliver to Hilton under the Indentures shall, at the time such notice is delivered to Hilton, be delivered to Park Place.


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               Any notice or communication to Park Place shall be delivered to
     Park Place in the manner set forth in Section 1.04 of the Indentures. Park Place's address for any such notice or communication shall be as follows:

                         Park Place Entertainment Corporation
                         3930 Howard Hughes Parkway, 4th Floor
                         Las Vegas, NV 89109
                         Attn: General Counsel
                         Telecopy: (702) 699-5179

               Section 1A.03. NON-IMPAIRMENT. Nothing in this Supplemental Indenture shall impair the rights of the Trustee (including, without limitation, the rights of the Trustee under Section 6.07 of the Indentures) or Holders of Notes and the obligations of Hilton as such rights and obligations existed prior to the execution and delivery hereof.

               Section 1A.04. SUCCESSORS AND ASSIGNS OF PARK PLACE. All covenants and agreements in this Supplemental Indenture shall bind Park Place's successors and assigns and inure to the benefit of its successors and assigns, whether so expressed or not."

          SECTION 6. GOVERNING LAW. This Supplemental Indenture shall be governed and construed in accordance with the laws of the State of New York without regard to any applicable conflicts of law, including all matters of construction, validity and performance.

          SECTION 7. COUNTERPARTS. This instrument may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this instrument by signing such counterpart.

          SECTION 8. EFFECTIVENESS. This Supplemental Indenture is effective as of the date first written above.


                          [Signature Page Follows]


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          IN WITNESS WHEREOF, the undersigned, being duly authorized, have executed this Supplemental Indenture on behalf of the respective parties hereto as of the date first written above.

                              HILTON HOTELS CORPORATION

                              By: /s/ Matthew J. Hart
                                  ------------------------------------

                              Its: Executive Vice President and Chief
                                   Financial Officer
                                   -----------------------------------

                              PARK PLACE ENTERTAINMENT CORPORATION

                              By: /s/ Scott A. LaPorta
                                  ------------------------------------
                              Its: Executive Vice President and Chief
                                   Financial Officer
                                   -----------------------------------

                              BNY WESTERN TRUST COMPANY, as trustee


                              By: /s/ Bill Chambers
                                  ------------------------------------
                              Its: ASSISTANT VICE PRESIDENT
                                   -----------------------------------


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